As filed with the Securities and Exchange Commission on July 11, 2000    Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            -------------------------------------------------------

                                 MAIL.COM, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                                             13-3780773
(State or other jurisdiction of incorporation or organization)    (I.R.S. Employer Identification Number)

                             11 Broadway, 6th Floor
                              New York, NY, 10004
                                 (212) 425-4200
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                            David W. Ambrosia, Esq.
                  Executive Vice President and General Counsel
                                 Mail.com, Inc.
                             11 Broadway, 6th Floor
                              New York, NY  10004
                                 (212) 425-4200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                          Ronald A. Fleming, Jr., Esq.
                      Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1143

                           ------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
  Title of each class     Amount to be       Proposed maximum      Proposed maximum        Amount of
  of securities to be     registered(1)     offering price per    aggregate offering      registration
       registered                                unit(2)               price(2)              fee(2)
    Class A Common
    Stock, par value        1,799,494             $5.75               $10,807,568            $2,732
    $0.01 per share
========================================================================================================

    (1) Plus such indeterminable number of additional shares of common stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.
    (2) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Class A common stock on July 3, 2000, as quoted on the Nasdaq National Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until a registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 11, 2000
PROSPECTUS

                                1,799,494 SHARES

                                 MAIL.COM, INC.

                              CLASS A COMMON STOCK

                                --------------

       This prospectus relates to the offering of our Class A common stock held by certain selling stockholders. The selling stockholders may sell the shares from time to time. We will pay certain of the expenses of this offering; however, the selling stockholders will bear the cost of all brokerage commissions and discounts. We will not receive any proceeds from the sale of shares by the selling stockholders.

       The selling stockholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges. The selling stockholders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.

       Our Class A common stock is listed on the Nasdaq National Market under the symbol "MAIL." On July 10, 2000, the closing price of our Class A common stock on the Nasdaq National Market was $6.38 per share.

   THIS INVESTMENT INVOLVES RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A
            COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                --------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                  The date of this prospectus is July   , 2000

                               TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
       Incorporation of Documents By Reference . . . . . . . . . . . . . . . . . . . . . .      2
       Where You Can Get More Information  . . . . . . . . . . . . . . . . . . . . . . . .      3
       Cautionary Statements Regarding Forward-Looking Statements  . . . . . . . . . . . .      3
       Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
       Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
       Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
       Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
       Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
       Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
       Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32


                            -----------------------

       You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date of any sale of the Class A common stock.

                            -----------------------

       INFORMATION CONTAINED ON OUR WEB SITES WILL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.

                            -----------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

       We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Instead of repeating in this prospectus information that we have already filed with the Securities and Exchange Commission, rules of the Securities and Exchange Commission permit us to "incorporate by reference" the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the Securities and Exchange Commission. These documents are considered to be part of this prospectus. Any documents that we file with the Securities and Exchange Commission in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the Class A common stock offered by this prospectus.

    - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

    - Our Current Reports on Form 8-K dated March 28, 2000 (as amended on Form 8-K/A dated May

         26, 2000), February 11, 2000 (as amended on Form 8-K/A dated April 24,
         2000), January 24, 2000 and January 6, 2000; and

    -    Our Proxy Statement filed on April 18, 2000.

                       WHERE YOU CAN GET MORE INFORMATION

       We have filed a registration statement with the Securities and Exchange Commission to register the Class A common stock that the selling stockholders are offering to you. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your oral or written request, we will provide to you, without charge, a copy of the registration statement or any of the exhibits to the registration statement not delivered with this prospectus. If you want more information, write or call us at:

                                 Mail.com, Inc.
                             11 Broadway, 6th Floor
                               New York, NY 10004
                           Telephone: (212) 425-4200
                       Attention: Chief Financial Officer

       You may also obtain a copy of any filing we have made with the Securities and Exchange Commission directly from the Securities and Exchange Commission. You may either:

    - read and copy reports, statements or other information we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C.

    - obtain copies of documents that we have filed with the Securities and Exchange Commission on the Securities and Exchange Commission's Internet web site at http://www.sec.gov

       You can get more information about the Securities and Exchange Commission's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

       We make forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "believes," "estimates," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section of this prospectus.

                               PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus.

OUR COMPANY

       We are a leading global provider of Internet messaging services to businesses, Internet Service Providers (ISPs), Web sites and direct to consumers. We offer our messaging services to both the consumer and business markets. Additionally, we have, through our newly-formed subsidiary, WORLD.com, Inc., begun to develop domain names from among our extensive portfolio of Internet domain names.

BUSINESS MESSAGING SERVICES

       We provide businesses with email services, internet facsimile transmission services and collaboration services. Our email services include services that permit email systems to connect to the internet, email hosting services and email monitoring services. Our email monitoring services include virus scanning, attachment control, spam control, legal disclaimers and other legends affixed to outgoing emails and real time Web-based reporting. Our fax services include email to fax, fax to email enhanced fax and broadcast fax. Our collaboration services include Web-hosted services and on premise software solutions for group calendaring, group scheduling, project management and document sharing. We earn revenues in the business market on a usage or per seat basis.

CONSUMER MESSAGING SERVICES

       In the consumer market, we provide Web-based email services, or WebMail, to ISPs including several of the world's top ISPs, and we partner with top branded Web sites to provide WebMail services to their users. In addition, we serve the consumer market directly through our flagship site at www.mail.com. Our basic consumer email services are free to our members. A consumer can become a member of Mail.com by signing up for our email service at any of our partners' Web sites or our own Web sites. We earn revenues in the consumer market from a combination of:

       - advertising related sales, including permission marketing and e-commerce promotion and

       - subscription services, such as a service that allows members to purchase increased storage capacity for their emails.

WORLD.COM, INC.

       In March 2000, we formed WORLD.com, Inc. to focus on developing our extensive portfolio of domain names into major Web properties which will serve the worldwide business-to-business and business-to-consumer marketplace, beginning with Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc., which through its wholly-owned subsidiary operates the Web site www.elong.com in the Peoples' Republic of China. Other properties from our portfolio of over 1,000 domains include Europe.com, USA.com, Japan.com, London.com, Paris.com, Rome.com, lawyer.com and doctor.com. WORLD.com is headquartered in New York, New York.

       We have a technology infrastructure of Internet Protocol, or IP, network facilities in 20 key countries, have over 8,500 corporate customers worldwide and have established more than 14.4 million emailboxes.

       We are a Delaware corporation. Our principal executive offices are located at 11 Broadway, 6th Floor, New York, NY 10004. Our phone number is (212) 425-4200.

                                  RISK FACTORS

       Before you invest in our Class A common stock, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

WE HAVE ONLY A LIMITED OPERATING HISTORY, AND WE ARE INVOLVED IN A NEW AND UNPROVEN INDUSTRY.

       We have only a limited operating history upon which you can evaluate our business and our prospects. We have offered a commercial email service since November 1996 under the name iName. We changed our company name to Mail.com, Inc. in January 1999. In March 2000, we formed WORLD.com to develop and operate our domain name properties as independent Web sites. Our success will depend in part upon the development of a viable market for email advertising and fee-based Internet messaging and collaboration services and outsourcing, and upon our ability to compete successfully in those markets. Our success will also depend on our ability to successfully develop and operate our domain name properties under WORLD.com, beginning with Asia.com and India.com, and the acceptance by businesses and consumers of the services offered at these Web sites. For the reasons discussed in more detail below, there are substantial obstacles to our achieving and sustaining profitability.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND EXPECT TO INCUR SUBSTANTIAL LOSSES IN THE FUTURE.

       We have generated only limited revenues to date. We have not achieved profitability in any period, and we may not be able to achieve or sustain profitability. We incurred a net loss of $42.5 million for the quarter ended March 31, 2000. We had an accumulated deficit of $105.6 million as of March 31, 2000. We expect to continue to incur substantial net losses and negative operating cash flow for the foreseeable future. We have begun and will continue to significantly increase our operating expenses in anticipation of future growth. We intend to expand our sales and marketing operations, upgrade and enhance our technology, continue our international expansion, and improve and expand our management information and other internal systems. We intend to continue to make strategic acquisitions and investments, which may result in significant amortization of goodwill and other expenses. We are making these expenditures in anticipation of higher revenues, but there will be a delay in realizing higher revenues even if we are successful. If we do not succeed in substantially increasing our revenues, our losses will continue indefinitely and will increase.

IF WE ARE UNABLE TO RAISE NECESSARY CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO FUND NECESSARY EXPENDITURES.

       We anticipate the need to raise additional capital in the future. However, we may not be able to raise on terms favorable to us, or at all, amounts necessary to fund our planned expansion, develop new or enhanced services, respond to competitive pressures, promote our brand name or acquire complementary businesses, technologies or services. Some of our stockholders have registration rights that could interfere with our ability to raise needed capital.

       If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of the Class A common stock. If we raise funds by issuing debt, our lenders may place limitations on our operations, including our ability to pay dividends.

WE INTEND TO CONTINUE TO ACQUIRE, OR MAKE STRATEGIC INVESTMENTS IN, OTHER BUSINESSES AND ACQUIRE OR LICENSE TECHNOLOGY AND OTHER ASSETS AND WE MAY HAVE DIFFICULTY INTEGRATING THESE BUSINESSES OR GENERATING AN ACCEPTABLE RETURN.

       We have completed a number of acquisitions and strategic investments since our initial public offering. For example, we recently acquired NetMoves Corporation, a provider of a variety of Internet document delivery services to businesses, and The Allegro Group, Inc., a provider of email and email related services, such as virus blocking and content screening, to businesses. We also made two investments in 3Cube, Inc., a company specializing in Internet fax technology, and acquired TCOM, Inc., a software technology consulting firm, and Lansoft U.S.A., Inc., a provider of email management, e-commerce and Web hosting services to businesses. We also recently acquired eLong.com, Inc. and Huelink Corporation Ltd. in connection with the formation of Asia.com, Inc. and Multiple Zones in connection with the formation of India.com. We will continue our efforts to acquire or make strategic investments in businesses and to acquire or license technology and other assets, and any of these acquisitions may be material to us. We cannot assure you that acquisition or licensing opportunities will continue to be available on terms acceptable to us or at all. Such acquisitions involve risks, including:

       -      inability to raise the required capital;

       -      difficulty in assimilating the acquired operations and personnel;

       -      inability to retain any acquired member or customer accounts;

       -      disruption of our ongoing business;

       - the need for additional capital to fund losses of acquired businesses;

       - inability to successfully incorporate acquired technology into our service offerings and maintain uniform standards, controls, procedures and policies; and

       -      lack of the necessary experience to enter new markets.

       We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

THE ISSUANCE OF OUR CONVERTIBLE SUBORDINATED NOTES SIGNIFICANTLY INCREASED OUR LEVERAGE.

       In January 2000, we issued $100 million of convertible subordinated notes due 2005. The sale of our convertible notes has increased our debt as a percentage of total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could (1) make it difficult for us to make payments on our convertible notes,
(2) make it difficult to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (3) limit our flexibility in planning for, or reacting to changes in, our business, and (4) make us more vulnerable in the event of a downturn in our business.

WE MAY BE UNABLE TO PAY DEBT SERVICE ON OUR CONVERTIBLE NOTES AND OTHER OBLIGATIONS.

       We had an operating loss and negative cash flow during the quarters ended March 31, 2000 and 1999 and expect to incur substantial losses and negative cash flows for the foreseeable future. Accordingly, cash generated by our operations would have been insufficient to pay the amount of interest payable annually on our convertible notes. We cannot assure you that we will be able to pay interest and other amounts due on our convertible notes on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants in our indebtedness, we would be in default under these obligations, which would permit these lenders to accelerate the maturity of the obligations and could cause defaults under our indebtedness. Any such default could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on our convertible notes if payment of the convertible notes were accelerated following the occurrence of an event of default under the indenture for the convertible notes.

TO GENERATE INCREASED REVENUES FROM OUR CONSUMER SERVICES, WE WILL HAVE TO SUBSTANTIALLY INCREASE THE NUMBER OF OUR MEMBERS, WHICH WILL BE DIFFICULT TO ACCOMPLISH.

       To achieve our objective of generating advertising related revenues and subscription revenues through our consumer email services, we will have to retain our existing members and acquire a large number of new members. We have relied upon strategic alliances with third party Web sites to attract the majority of our current members.

       We believe that our success in our consumer business will partially depend on our ability to maintain our current alliances and to enter into new ones with Web sites and ISPs on acceptable terms. We believe, however, that the opportunity to form alliances with third party Web sites that are capable of producing a substantial number of new members is diminishing. Many third party Web sites that we have identified as potential sources for significant quantities of new members already offer their visitors an email service similar to ours. We cannot assure you that we will be able to enter into successful alliances with third party Web sites or ISPs on acceptable terms or at all.

OUR CONTRACTS WITH OUR WEB SITE AND ISP PARTNERS REQUIRE US TO INCUR SUBSTANTIAL EXPENSES.

       In nearly all cases our Web site and ISP partners do not pay us to provide our services. We bear the costs of providing our services. We generate revenues by selling advertising space to advertisers who want to target our members and by selling subscription services to these members. We pay the partner a share of the revenues we generate. In addition, a number of our contracts have required us to pay significant fees or to make minimum payments to the partner without regard to the revenues we realize. If we are unable to generate sufficient revenues at our partner sites, these fees and minimum payments can cause the partner's effective share of our revenues to approach or exceed 100%. We intend to reduce or eliminate the payment of these fees or minimum payments made without regard to the revenues realized. We cannot assure you that we will be able to renew partner contracts on the basis of reducing or eliminating these payments or if renewed that the revised terms of such contracts will be favorable to us.

THE FAILURE TO RENEW OUR PARTNER CONTRACTS, WHICH HAVE LIMITED TERMS, CAN RESULT IN THE LOSS OF MEMBERS AND IMPAIR OUR CREDIBILITY.

       Our partner contracts generally have one or two year terms. A partner can decide not to renew at the end of the term for a variety of reasons, including dissatisfaction with our service, a desire to switch to one of our outsourcing competitors, or a decision to provide email service themselves. Partners can also choose not to renew our contract because they have entered into a merger or other strategic relationship with another company that can provide email service. This last factor is becoming increasingly common in light of the consolidation taking place among Web sites, ISPs and other Internet-related businesses. For example, XOOM recently combined with Snap, which is jointly owned by CNET and NBC Multimedia, to create a new Internet services company named NBC Internet, Inc., or NBCi. XOOM offers a free email service at its xoom.com Web site. We cannot assure you that these partners will not seek to terminate their contractual relationships with us. A partner may also fail to renew our contract with them because we decide not to continue making payments to them without regard to the revenue that we generate from their site. The loss of a partner can be very disruptive for us for a number of reasons:

       We may lose a substantial number of members. When members register for our service at a partner's Web site, the default domain name members use for their email address is typically a domain name that is owned by the partner. As of March 31, 2000, we estimate that approximately 28% of our established emailboxes have email addresses at partner-owned domain names. Upon expiration, most partners can require us to relinquish existing members with addresses at partner-owned domain names. Even those members who have selected addresses using our domain names may find it more convenient to switch to whatever replacement email service may be available at the partner's site. The loss of members due to expiration or non-renewal of partner contracts may materially reduce our revenues. Moreover, as of March 31, 2000, we estimate that approximately 17% of our emailboxes established are at the email.com domain. If CNET and NBCi exercise their rights to terminate our agreement, which includes the right to terminate for convenience after May 13, 2001, we would be obligated to transfer the email.com domain name and related member information to them. If CNET and NBCi terminate for convenience, they would be obligated to pay us the greater of $5.0 million or 120% of the fair market value of the email.com user data based on the projected economic benefit of the users and either return to us the shares that we issued to them for the establishment of emailboxes or pay us the then fair market value of these shares. If CNET and NBCi terminate for other reasons, the amount of compensation they must pay to us varies depending on the reason for termination. NBC Multimedia may elect to exercise similar rights relating to email.com emailboxes established through their sites under our agreement with them.

       Losing relationships with prominent partners can impair our credibility with advertisers and other partners. We believe that partnerships with Web sites that have prominent brand names help give us credibility with other partners and with advertisers. The loss of our better-known Web site partners could damage our reputation and adversely affect the advertising, direct marketing, e-commerce and subscription rates we charge.

BECAUSE WE ARE DEPENDENT ON A SMALL NUMBER OF PARTNER SITES FOR A SUBSTANTIAL PERCENTAGE OF OUR ANTICIPATED NEW MEMBERS, A DISRUPTION IN OUR RELATIONSHIP WITH ANY OF THESE PARTNERS OR A DECREASE IN TRAFFIC AT ANY OF THESE SITES COULD REDUCE OUR ADVERTISING RELATED REVENUES AND SUBSCRIPTION REVENUES.

       Most of our partner sites, including most of those with well-known brand names, do not generate significant numbers of new emailboxes. The following four partners accounted for 34% of our new emailboxes established in May 2000:

                                                                     PERCENTAGE
                                                                       OF NEW              DATE THAT OUR
                                                                    E-MAILBOXES            CONTRACT WITH
                                                                         IN                 THE PARTNER
  PARTNER                                                             MAY 2000                EXPIRES
-----------                                                       ------------          ------------------
Snap  . . . . . . . . . . . . . . . . . . . . . . . . . . .               10%           *
Juno  . . . . . . . . . . . . . . . . . . . . . . . . . . .               10%           December 2001
iWon  . . . . . . . . . . . . . . . . . . . . . . . . . . .                7%           October 2000
EarthLink . . . . . . . . . . . . . . . . . . . . . . . . .                7%           April 2001

-------------
*      Snap may terminate its contracts for convenience after May 13, 2001.

       If any of the Web sites operated by these parties were to experience lower than anticipated traffic, or if our relationships with any of these parties were disrupted for any reason, our revenues could decrease and the growth of our business would be impeded. Lower than anticipated traffic could result in decreased advertising related revenues because those revenues are in part dependent on the number of members and the level of member usage.

WE HAVE ONLY LIMITED INFORMATION ABOUT OUR MEMBERS AND THEIR USAGE, WHICH MAY LIMIT OUR POTENTIAL REVENUES.

       Our ability to generate revenue from advertising related sales is directly related to our members' activity levels and the quality of our demographic data. To be successful, we will have to increase members' usage of our service. We are subject to several constraints that will limit our ability to maximize the value of our member base:

       We believe that most of our members do not use their emailboxes regularly, and many do not use them at all. We believe that a substantial majority of our members do not access their e-mailboxes regularly or at all. Moreover, we believe that many of our emailboxes that are accessed were first established during a recent period prior to access. We expect our proportion of active members to decrease as our total number of established emailboxes increases. On an ongoing basis, we believe that a significant number of members will cease using our service each month. We cannot assure you that we will be able to add enough new members to compensate for this anticipated loss of usage.

       We have only a limited ability to generate advertising revenues from forwarding and POP3 accounts, which represent a significant percentage of our emailboxes. Members who choose our forwarding service or subscribe to our POP3 service do not need to come to our partners' or our Web sites to access their email. Therefore, we do not deliver Web-based advertisements to these members. Forwarding and POP3 accounts represented approximately 29% of our total emailboxes as of March 31, 2000, and 9% of the emailboxes that were established during March 2000. If a disproportionate percentage of members choose either of these options, it will adversely affect our ability to generate advertising related revenues.

       Our database contains inaccuracies that could reduce the value of our information. Although we attempt to collect basic demographic information about members at the time they establish their accounts, we do not verify the accuracy of this information. Moreover, even if the information is correct when we receive it, members may move, change jobs or die without our knowledge. As a result, our database contains inaccuracies that could make our information less appealing to advertisers.

       We do not know how many members have established multiple emailboxes. Because we do not charge for our basic service, individuals can easily establish multiple emailboxes. This makes it impossible for us to determine the number of separate individuals registering for our service, which may reduce the advertising rates we can command.

WEBMAIL, EMAIL ADVERTISING AND INTERNET MESSAGING AND COLLABORATION SERVICES OUTSOURCING MAY NOT PROVE TO BE VIABLE BUSINESSES.

       We operate in an industry that is only beginning to develop. Our success will require the widespread acceptance by consumers of Webmail. We are also dependent on the development of viable markets for email advertising and the outsourcing of email services to businesses and other organizations. For a number of reasons, each of these developments is somewhat speculative:

       Consumers may not be willing to use Webmail in large numbers. As a Web-based messaging service, Webmail is subject to the same concerns and shortcomings as the Internet itself. Concerns about the security of information carried over the Internet and stored on central computer systems could inhibit consumer acceptance of Webmail. Moreover, Webmail can only function as effectively as the Web itself. If traffic on the Web does not move quickly or Internet access is impeded, consumers are less likely to use Webmail. Consumers may also react negatively to the relatively new concept of an advertising supported email service. Our business will suffer if public perception of our service or of Webmail in general is unfavorable. Articles and reviews published in popular publications relating to computers and the Internet have a great deal of impact on public opinion within our markets, and an article or review unfavorable to Webmail or to our service specifically could slow or prevent broad market acceptance. Similarly, if employers in large numbers implement policies or software designed to restrict access to Webmail, Webmail is much less likely to gain popular acceptance.

       There are even greater uncertainties about our ability to successfully market premium Webmail services. Consumers have generally been very reluctant to pay for services provided over the Internet. In August 1999, we discontinued charging our members for virtually all of our premium domain names. Moreover, if our competitors choose to provide POP3 access, greater storage capacity or other services without charge or as part of a bundled offering, we may be forced to do the same.

       There are significant obstacles to the development of a sizable market for internet messaging and collaboration services outsourcing. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of the Internet, however, are likely to be of concern to Web sites, ISPs, schools, businesses and organizations deciding whether to outsource their email or fax services or to continue to provide it themselves. These concerns are likely to be particularly strong at larger businesses, which are better able to afford the costs of maintaining their own systems. We provide a range of email and fax services to businesses and organizations. We currently generate revenues in the business market primarily from email service fees related to our email system connection services, email monitoring services and fax transmission services. We cannot be sure that we will be able to expand our business customer base, attract additional customers in other segments or acquire a sufficient base of customers for whom we would provide hosting and other outsourced services. In addition, the sales cycle for hosting services is lengthy and could delay our ability to generate revenues in the business email services market. Furthermore, we may not be able to generate significant additional revenues by providing our email services to businesses. Standards for pricing in the business email services market are not yet well defined and some businesses, schools and other organizations may not be willing to pay the fees we wish to charge. We cannot assure you that the fees we intend to charge will be sufficient to offset the related costs of providing these services.

       The market for email advertising is only beginning to develop and the effectiveness of this form of advertising is unproven. Even if Webmail proves to be popular, we will still need large numbers of advertisers to purchase space on our Webmail service. We currently do not sell advertisements in connection with our business email services.

       Because we, and our competitors, have only recently begun to offer email advertising, our potential advertising customers have little or no experience with this medium. We do not yet have enough experience to demonstrate the effectiveness of this form of advertising. As a result, those customers willing to try email advertising are likely to allocate only a limited portion of their advertising budgets. If early customers do not find email advertising to be effective for promoting their products and services, the market for our products will be unlikely to develop. Prices for banner advertisements on the Internet may fall, in part because of diminishing "click" or response rates. Advertisers may also request fewer "cost per thousand advertisements" pricing arrangements and more "cost per click" pricing, which could effectively lower advertising rates.

       There are currently no standards for measuring the effectiveness of Webmail advertising. Standard measurements may need to be developed to support and promote Webmail advertising as a significant advertising medium. Our advertising customers may refuse to accept our own measurements or third-party measurements of advertisement delivery, which would adversely affect our ability to generate advertising related revenues.

       Filtering software could prevent us from delivering advertising. Inexpensive software programs are available which limit or prevent the delivery of advertising to a user's computer. The widespread adoption of this software would seriously threaten the commercial viability of email advertising and our ability to generate advertising revenues.

THERE ARE SIGNIFICANT OBSTACLES TO OUR ABILITY TO INCREASE ADVERTISING
REVENUES.

       Our success will largely depend on our ability to substantially increase our advertising related revenues, which we currently generate only in connection with our consumer services. Several factors will make it very difficult for us to achieve this objective:

       A limited number of advertisers account for a high percentage of our revenues, our contracts with our advertisers typically have terms of only one or two months, and we may be unable to renew these contracts. We are dependent on a limited number of advertisers to derive a substantial portion of our revenues. For the quarters ended March 31, 2000 and 1999, revenues from our five largest advertisers accounted for an aggregate of 11% and 51%, respectively, of our revenues. Our future success will depend upon our ability to retain these advertisers, to generate significant revenues from new advertisers and to reduce our reliance on any single advertiser. Our existing contracts with advertisers generally have terms of only one or two months and we may be unable to renew them. The loss of one of our major advertisers or our inability to attract new advertisers would cause our revenues to decline.

       We may not be able to sell as much advertising on a "cost per thousand" basis or to charge as much under this type of arrangement as we have in the past. To date, we have generated a significant portion of our advertising revenues on a "cost per thousand" basis. These agreements require the advertiser to pay us a fixed fee for every 1,000 advertisements that we deliver to our members. We believe that this type of agreement is the most effective for us, but we may not be able to charge as much for these agreements, or to continue to sell as much advertising on this basis, in the future.

       We face greater risks when selling advertising on a "cost per action" basis. The two types of "cost per action" contracts are "cost per click" and "cost per conversion." In cost per click contracts, an advertiser agrees to pay us a fee for each occasion on which a member "clicks" on the advertisement. Cost per conversion contracts provide that we receive a fee only when a member both "clicks" on the advertisement and proceeds to purchase an item, order a catalog or take some other step specified by the advertiser. In general, these arrangements do not yield as much revenue for us for each advertisement that we deliver to our members. Moreover, cost per conversion contracts present additional risks for us because we have no control over the advertiser's ability to convert a "click" into a sale or other action. We also must rely on the advertiser to report to us the number of conversions. These reports may not be accurate, and they may not be timely, both of which can adversely affect our revenues. Notwithstanding these risks, we may have to sell more of our advertising on a cost per click or cost per conversion basis in the future.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH WOULD CAUSE OUR STOCK PRICE TO DECLINE.

       Although we intend to steadily increase our spending and investment to support our planned growth, our revenues (and some of our costs) will be much less predictable. This is likely to result in significant fluctuations in our quarterly results, and to limit the value of quarter-to-quarter comparisons. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts will have difficulty in accurately forecasting our results. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our Class A common stock is likely to decline.

       The following are among the factors that could cause significant fluctuations in our operating results:

       - incurrence of other cash and non-cash accounting charges resulting from acquisitions, including charges resulting from acquisitions;

       - incurrence of additional expenditures without receipt of offsetting revenues as a result of the development of our domain name properties;

       - delay or cancellation of even a small number of advertising contracts;

       - expiration or termination of partnerships with Web sites or ISPs, which can result from mergers or other strategic combinations as Internet businesses continue to consolidate;

       - system outages, delays in obtaining new equipment or problems with planned upgrades;

       -      disruption or impairment of the Internet;

       - introduction of new or enhanced services by us or our competitors;

       -      changes in our pricing policy or that of our competitors;

       - seasonality in the demand for advertising, or changes in our own advertising rates or advertising rates in general, both on and off the Internet;

       - changes in governmental regulation of the Internet and email in particular; and

       - general economic and market conditions, and particularly those affecting email advertising.

SEVERAL OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES, LONGER OPERATING HISTORIES, LARGER CUSTOMER BASES AND BROADER PRODUCT OFFERINGS.

       Our business is, and we believe will continue to be, intensely competitive. Our competitors with respect to email services include such large and established companies as Microsoft, America Online, Yahoo!, Excite@Home, Disney (which owns the GO Network) and Lycos. Microsoft offers free Webmail through its Hotmail Web site, and has dominant market share with over 40 million emailboxes according to Microsoft. We also compete for partners with email service providers such as USA.NET, Inc., Critical Path, Inc. and CommTouch Software, Ltd. In offering email services to businesses, schools and other organizations, we expect to compete with MCI Mail, USA.NET and Critical Path. Our current and prospective competitors in the facsimile transmission services market generally fall into the following groups: telecommunication companies, such as AT&T, WorldCom, Sprint, the regional Bell operating





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
companies and telecommunications resellers, ISPs, such as UUnet and NETCOM On-Line Communications Services, Inc.; on-line services providers, such as Microsoft and America Online and direct fax delivery competitors, including Premiere Document Distribution (formerly Xpedite Systems, Inc.) and IDT Corporation. In addition, we compete for advertisers with DoubleClick, 24/7 Media, and other Internet advertising networks. We also compete for advertisers with other Internet publishers as well as traditional media such as television, radio, print and outdoor advertising. Our domain properties developed by WORLD.com will compete with the major business and consumer portals in the markets in which they operate. See "Business - Competition."

       Some of our competitors provide a variety of Web-based services such as Internet access, browser software, homepage design and Web site hosting, in addition to email. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us. In addition, some competitors who have other sources of revenue do not, or in the future may not, place advertising on their Webmail pages. Consumers may prefer a service that does not include advertisements.

       The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. Further, some of our competitors may offer services for which we now charge our members at or below cost or for free. If our competitors choose to offer premium or other services at or below cost or for free, we may be forced to do the same for our comparable services. If this occurs, our ability to generate revenues from our subscription services would be materially impaired. Some of our competitors may offer advertisement-free email on a subscription basis or for free, which could adversely affect our ability to attract and retain members unless we do the same. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against our current or future competitors.

OUR RAPID EXPANSION IS STRAINING OUR EXISTING RESOURCES, AND IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

       We have begun aggressively expanding our operations in anticipation of an increasing number of strategic alliances and a corresponding increase in the number of members as well as development of our business customer base. We have entered into agreements with additional partners and have upgraded our email services. We have also developed the technology and infrastructure to begin offering a range of services in the business internet messaging and collaboration services market. In addition, we have formed WORLD.com for the purpose of developing our portfolio of domain names. This expansion has placed, and we expect it to continue to place, a significant strain on our managerial, operational and financial resources. If we cannot manage our growth effectively, our business and operating results will suffer.

IT IS DIFFICULT TO RETAIN KEY PERSONNEL AND ATTRACT ADDITIONAL QUALIFIED EMPLOYEES IN OUR BUSINESS AND THE LOSS OF KEY PERSONNEL AND THE BURDEN OF ATTRACTING ADDITIONAL QUALIFIED EMPLOYEES MAY IMPEDE THE OPERATION AND GROWTH OF OUR BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

       Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, but they have no contractual obligation to remain with us. In particular, our success depends on the continued service of Gerald Gorman, our Chairman and Chief Executive Officer, Gary Millin, CEO of WORLD.com, Lon Otremba, our President, Debra McClister, our Executive Vice President and Chief Financial Officer, Sam Kline, our Chief Operating Officer, Thomas Murawski, our Chief Executive Officer, Mail.com Business Messaging Services, Inc., and Aaron Fessler, President of Allegro. The loss of the services of Messrs. Gorman, Millin, Otremba, Kline, Murawski and

\Fessler or of Ms. McClister, or several other key employees, would impede the operation and growth of our business.

       To manage our existing business and handle any future growth, we will have to attract, retain and motivate additional highly skilled employees. In particular, we will need to hire and retain qualified salespeople if we are to meet our sales goals. We will also need to hire and retain additional experienced and skilled technical personnel in order to meet the increasing technical demands of our expanding business. Competition for employees in Internet-related businesses is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we are unable to do so, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges.

OUR BUSINESS IS HEAVILY DEPENDENT ON TECHNOLOGY, INCLUDING TECHNOLOGY THAT HAS NOT YET BEEN PROVEN RELIABLE AT HIGH TRAFFIC LEVELS AND TECHNOLOGY THAT WE DO NOT CONTROL.

       The performance of our computer systems is critical to the quality of service we are able to provide to our members and to our business customers. If our services are unavailable or fail to perform to their satisfaction, they may cease using our service. Reduced use of our service decreases our revenues by decreasing the advertising space that we have available to sell. In addition, our agreements with several of our partners establish minimum performance standards. If we fail to meet these standards, our partners could terminate their relationships with us and assert claims for monetary damages.

WE NEED TO UPGRADE OUR COMPUTER SYSTEMS TO ACCOMMODATE INCREASES IN EMAIL AND FAX TRAFFIC AND TO ACCOMODATE INCREASES IN THE USAGE OF OUR COLLABORATION SERVICES, BUT WE MAY NOT BE ABLE TO DO SO WHILE MAINTAINING OUR CURRENT
LEVEL OF SERVICE, OR AT ALL.

       We must continue to expand and adapt our computer systems as the number of members and customers and the amount of information they wish to transmit increases and as their requirements change, and as we develop our business messaging and collaboration services. Because we have only been providing our services for a limited time, and because our computer systems have not been tested at greater capacities, we cannot guarantee the ability of our computer systems to connect and manage a substantially larger number of members or meet the needs of business customers at high transmission speeds. If we cannot provide the necessary service while maintaining expected performance, our business would suffer and our ability to generate revenues through our services would be impaired.

       The expansion and adaptation of our computer systems will require substantial financial, operational and managerial resources. We may not be able to accurately project the timing of increases in email traffic or other customer requirements. In addition, the very process of upgrading our computer systems is likely to cause service disruptions. This is because we will have to take various elements of the network out of service in order to install some upgrades.

OUR COMPUTER SYSTEMS MAY FAIL AND INTERRUPT OUR SERVICE.

       Our members have in the past experienced interruptions in our email service. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk emails that overload our system and other computer system failures. In particular, we have experienced outages and delays in email delivery and access to our email service related to disk failures, the implementation of changes to our computer system and insufficient storage capacity. These failures have resulted and may continue to result in significant disruptions to our service. Although we plan to install backup computers and implement procedures to reduce the impact of future malfunctions in these systems, the presence of these and other single points of failure in our network increases the risk of service interruptions. Some aspects of our computer systems are not redundant. These include our member database system and our email storage system, which stores emails and other data for our members. In addition, substantially all of our computer and communications systems relating to our email services are currently located in our primary data centers in Manhattan, Edison, New Jersey and Dayton, Ohio. We currently do not have alternate sites from which we could conduct operations in the event of a disaster. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. Our services would be suspended for a significant period of time if either of our primary data centers was severely damaged or destroyed. We might also lose stored emails and other member files, causing significant member dissatisfaction and possibly giving rise to claims for monetary damages.

OUR SERVICES WILL BECOME LESS DESIRABLE OR OBSOLETE IF WE ARE UNABLE TO KEEP UP WITH THE RAPID CHANGES CHARACTERISTIC OF OUR BUSINESS.

       Our success will depend on our ability to enhance our existing services and to introduce new services in order to adapt to rapidly changing technologies, industry standards and customer demands. To compete successfully, we will have to accurately anticipate changes in consumer and business demand and add new features to our services very rapidly. We also have to regularly upgrade our software to ensure that it remains compatible with the wide and changing variety of Web browsers and other software used by our members and business customers. For example, our system currently cannot properly receive files sent using some third party email programs. We may not be able to integrate the necessary technology into our computer systems on a timely basis or without degrading the performance of our existing services. We cannot be sure that, once integrated, new technology will function as expected. Delays in introducing effective new services could cause existing and potential members to forego use of our services and to use instead those of our competitors.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROVIDE ADEQUATE SECURITY FOR OUR SERVICE, OR IF OUR SERVICE IS IMPAIRED BY SECURITY MEASURES IMPOSED BY THIRD PARTIES.

       Security is a critical issue for any online service, and presents a number of challenges for us.

       If we are unable to maintain the security of our service, our reputation and our ability to attract and retain members and business customers may suffer, and we may be exposed to liability. Third parties may attempt to breach our security or that of our members or any business customers whose networks we may maintain or for whom we provide services. If they are successful, they could obtain our members' confidential information, including our members' profiles, passwords, financial account information, credit card numbers, stored email or other personal information, or obtain information that is sensitive or confidential to a business customer or otherwise disrupt a business customer's operations. Our members or any business customers may assert claims for money damages for any breach in our security and any breach could harm our reputation.

       Our computers are vulnerable to computer viruses, physical or electronic break-ins and similar incursions, which could lead to interruptions, delays or loss of data. We expect to expend significant capital and other resources to license or create encryption and other technologies to protect against security breaches or to alleviate problems caused by any breach. Nevertheless, these measures may prove ineffective. Our failure to prevent security breaches may expose us to liability and may adversely affect our ability to attract and retain members and develop our business market.

       Security measures taken by others may interfere with the efficient operation of our service, which may harm our reputation, adversely impact our ability to attract and retain members and impede the delivery of advertisements from which we generate revenues. "Firewalls" and similar network security software employed by many ISPs, employers and schools can interfere with the operation of our Webmail service, including denying our members access to their email accounts. Similarly, in their efforts to filter out unsolicited bulk emails, ISPs and other organizations may block email from all or some of our members.

OUR DEPENDENCE ON LICENSED TECHNOLOGY EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO INTEGRATE OUR TECHNOLOGY, WHICH MAY RESULT IN LESS DEVELOPMENT OF OUR OWN TECHNOLOGY AND MAY INCREASE OUR COSTS.

       We license a significant amount of technology from third parties, including technology related to our Web servers, email monitoring services, billing processes, database and Internet fax services. We anticipate that we will need to license additional technology to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Third-party licenses expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license costs, and the possible termination of or failure to renew important license by the third-party licensor.

IF THE INTERNET AND OTHER THIRD-PARTY NETWORKS ON WHICH WE DEPEND TO DELIVER OUR SERVICES BECOME INEFFECTIVE AS A MEANS OF TRANSMITTING DATA, THE BENEFITS OF OUR SERVICE MAY BE SEVERELY UNDERMINED.

       Our business depends on the effectiveness of the Internet as a means of transmitting data. The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing and transmitting data over the Internet. Any deterioration in the performance of the Internet as a whole could undermine the benefits of our services. Therefore, our success depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. We also depend on telecommunications network suppliers such as MFS, BBN Planet and UUNET to transmit and receive email messages on behalf of our members and our business customers. We are also affected by service outages at our partners' Web sites. If service at a partner's site is unavailable for a period of time, we will be unable to sign up new members and generate page views and revenue at that site during the outage.

IF THE THIRD PARTY THAT WE DEPEND ON FOR THE ACTUAL DELIVERY OF THE ADVERTISEMENTS WE SELL EXPERIENCES TECHNICAL DIFFICULTIES OR OTHERWISE FAILS TO PERFORM, OUR REVENUES FROM ADVERTISING MAY BE ADVERSELY AFFECTED.

       We contract with DoubleClick, Inc. to deliver the advertisements that we sell and that appear on our Web pages and on the Web pages of our partners. If DoubleClick experiences technical difficulties or otherwise fails to perform, our revenues from advertising may be adversely affected. Furthermore, DoubleClick may not have the same priorities for technology development as we do and this may limit our ability to improve our delivery of advertising for our specific needs.

GERALD GORMAN CONTROLS MAIL.COM AND WILL BE ABLE TO PREVENT A CHANGE OF
CONTROL.

       Gerald Gorman, our Chairman and Chief Executive Officer, beneficially owned as of June 30, 2000 Class A and Class B common stock representing approximately 68.5% of the voting power of our outstanding common stock. Each share of Class B common stock entitles the holder to 10 votes on any matter submitted to the stockholders. As a result of his share ownership, Mr. Gorman will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions. Mr. Gorman will be in a position to prevent a change in control of Mail.com even if the other stockholders were in favor of the transaction.

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       Mail.com and Mr. Gorman have agreed to permit our stockholders who formerly held our preferred stock to designate a total of three members of our board of directors.

       Our charter contains provisions that could deter or make more expensive a takeover of Mail.com. These provisions include the ability to issue "blank check" preferred stock without stockholder approval.

OUR GOAL OF BUILDING BRAND IDENTITY IS LIKELY TO BE DIFFICULT AND EXPENSIVE.

       We believe that a quality brand identity will be essential if we are to increase membership, traffic on our sites and revenues, and to develop our business services market. We do not have experience with some of the types of marketing that we are currently using. If our marketing efforts cost more than anticipated or if we cannot increase our brand awareness, our losses will increase and our ability to succeed will be seriously impeded.

OUR EXPANSION INTO INTERNATIONAL MARKETS IS SUBJECT TO SIGNIFICANT RISKS AND OUR LOSSES MAY INCREASE AND OUR OPERATING RESULTS MAY SUFFER IF OUR REVENUES FROM INTERNATIONAL OPERATIONS DO NOT EXCEED THE COSTS OF THOSE OPERATIONS.

       We intend to continue to expand into international markets and to expend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our losses will increase and our operating results will suffer. We face significant risks inherent in conducting business internationally, such as:

       - uncertain demand in foreign markets for Webmail advertising, direct marketing and e-commerce;

       - difficulties and costs of staffing and managing international operations;

       -      differing technology standards;

       - difficulties in collecting accounts receivable and longer collection periods;

       - economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

       -      potentially adverse tax consequences;

       - regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business, and

       - political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries.

REGULATION OF EMAIL AND INTERNET USE IS EVOLVING AND MAY ADVERSELY IMPACT OUR BUSINESS.

       There are currently few laws or regulations that specifically regulate activity on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 restricts the types of information and content transmitted over the Internet. Several telecommunications companies have petitioned the FCC to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

       Moreover, the extent to which existing laws relating to issues such as property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. We could face liability for defamation, copyright, patent or trademark infringement and other claims based on the content of the email transmitted over our system. We do not and cannot screen all the content generated and received by our members. Some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. We may be subject to legal proceedings and damage claims if we are found to have violated laws relating to email content.

       We are subject to regulation by various state public service and public utility commissions and by various international regulatory authorities with respect to our fax services. We are licensed by the FCC as an authorized telecommunications company and are classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on us and to change its regulatory classification. There can be no assurance that the FCC will not change its regulatory classification or otherwise subject us to more burdensome regulatory requirements.

       On August 7, 1997, the FCC issued new rules which may significantly reduce the cost of international calls originating in the United States. Such rules are scheduled to be phased in over a five-year period starting on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition or results in operations.

       In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on its business, operating results and financial condition.

       Our facsimile nodes and our faxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea, and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

       The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions which could result in severe limits to our ability to conduct business in these countries and this could have a material adverse effect on our financial position, results of operations and cash flows. We have announced the formation of WORLD.com, Inc. for the purpose of developing our portfolio of domain names, including Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc. which operates through its wholly-owned subsidiary the Web site www.elong.com in the Peoples Republic of China or the PRC. We have also announced that we intend to expand our Internet messaging business in international markets. To the extent that we develop and operate web sites or offer Internet messaging services in foreign countries, we will be subject to the laws and regulations of these countries. The laws and regulations relating to the Internet in many countries are evolving and in many cases are unclear as to their application. For example, in India, the PRC and other countries we may be subject to licensing requirements with respect to the Internet activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to 49% of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities, including our activities conducted through eLong.com, Inc. or other subsidiaries, our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected, and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.

OUR INTELLECTUAL PROPERTY RIGHTS ARE CRITICAL TO OUR SUCCESS, BUT MAY BE DIFFICULT TO PROTECT.

       We regard our copyrights, service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, members, strategic partners and others to protect our proprietary rights. Despite our precautions, unauthorized third parties may improperly obtain and use information that we regard as proprietary. Third parties may submit false registration data attempting to transfer key domain names to their control. Our failure to pay annual registration fees for key domain names may result in the loss of these domains to third parties. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so.

       The status of United States patent protection for software products is not well defined and will evolve as additional patents are granted. We do not know if our current or future patent applications will be issued with the scope of the claims we seek, if at all. Current United States law does not adequately protect our database of member contact and demographic information. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

       Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. We cannot be certain that our services do not infringe issued patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services.

       We have been and may continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims related to the use of our domain names and claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business.

THE SUCCESS OF OUR GLOBAL OPERATIONS IS SUBJECT TO SPECIAL RISKS AND COSTS.

       We have begun, and intend to continue, to expand our operations outside of the United States. This international expansion will require significant management attention and financial resources. We face substantial risks in doing business globally, including unexpected changes in regulatory requirements, export restrictions, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and exchange rate controls, difficulties in enforcing contracts and potentially adverse consequences. In addition, as described elsewhere in this prospectus, governments in foreign jurisdictions may regulate the Internet or other online services in such areas as content, privacy, network security, encryption or distribution, which may also affect our ability to conduct business internationally.

THE LIMITED INSTALLED PERSONAL COMPUTER BASE AND HIGH COST OF ACCESSING THE INTERNET IN CHINA AND INDIA LIMITS THE POOL OF POTENTIAL CUSTOMERS FOR ASIA.COM AND INDIA.COM.

       The market penetration rates of personal computers and on-line access in China and India are far lower than such rates in the United States. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India and China. There can be no assurance that the number or penetration rate of personal computers in China and India will increase rapidly or at all or that alternate means of accessing the Internet will develop and become widely available in China and India.

       Our growth is limited by the cost to Chinese and Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet in China and India. If the costs required to access the Internet do not significantly decrease, most of China's and India's population will not be able to afford to use our services. The failure of a significant number of additional Chinese and Indian consumers to obtain affordable access to the Internet would make it very difficult to execute our business plan.

WE ARE RELYING ON ELECTRONIC COMMERCE AS A SIGNIFICANT PART OF OUR FUTURE REVENUE, BUT THE INTERNET HAS NOT YET BEEN PROVEN AS AN EFFECTIVE COMMERCE MEDIUM IN CHINA AND INDIA.

       Our revenue growth depends in part on the increasing acceptance and use of electronic commerce in China and India. The Internet may not become a viable commercial marketplace in Asia for various reasons, many of which are beyond our control, including:

     -    inexperience with the Internet as a sales and distribution channel;

     - inadequate development of the necessary infrastructure to facilitate electronic commerce;

     - concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and

     - inexperience with credit card usage or with other means of electronic payment.

UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE HAS LIMITED AND MAY CONTINUE TO LIMIT THE GROWTH OF THE INTERNET MARKET IN CHINA AND INDIA.

       The telecommunications infrastructure in China and India is not well developed. The underdeveloped Internet infrastructure in China and India has limited the growth of Internet usage there. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China and India will be limited and our business could be harmed.

OUR ASIA.COM BUSINESS MAY BE ADVERSELY AFFECTED BY CHINESE GOVERNMENT REGULATION OF INTERNET COMPANIES.

       China has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the availability of securities offerings by companies operating in the Chinese Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Chinese Internet laws and regulations.

       Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include the following:

       A prohibition of foreign investment in businesses providing value-added telecommunication services, including computer information services or electronic mail box services, may be applied to Internet businesses such as ours. Some officials of the Chinese Ministry of Information and Industry, or MII, have taken the position that foreign investment in the Internet sector is prohibited.

       The MII has also stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, our business in China will be severely impaired.

       Under the agreement reached in November 1999 between China and the United States concerning the United States' support of China's entry into the World Trade Organization, or WTO, foreign investment in Chinese Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including Chinese Internet ventures, in the first year after China's entry into the WTO (subject to certain geographic limitations), 49% in the second year (with expanded geographic coverage) and 50% thereafter (with no geographic limitations). The implementation of this agreement is subject to approval by the U.S. Congress, China's completion of bilateral negotiations with other WTO members, the multilateral negotiation of China's accession protocol with the WTO and the completion of China's own domestic procedures for accession. Within the United States, China's WTO accession faces opposition from trade unions, environmentalists and human rights organizations.

       The MII has also stated recently that the activities of Internet content providers are also subject to regulation by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offerings by companies engaged in the Internet sector in China.

       The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Chinese Internet businesses, including our Asia.com business.

       Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of Asia.com's existing or future ownership structure and businesses violates Chinese laws and regulations. It is also possible that the new laws or regulations governing the Chinese Internet sector that may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of Asia.com's current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to Asia.com.

       If Asia.com is found to be in violation of any existing or future Chinese laws or regulations, the relevant Chinese authorities would have broad discretion in dealing with such a violation, including, without limitation, the following:

     -    levying fines;

     -    revoking our business license;

     -    requiring us to restructure our ownership structure or operations;
          and

     - requiring us to discontinue any portion or all of our Internet business.

EVEN IF ASIA.COM COMPLIES WITH CHINESE GOVERNMENTAL REGULATIONS, THE CHINESE GOVERNMENT MAY PREVENT US FROM DISTRIBUTING, AND WE MAY BE SUBJECT TO LIABILITY FOR, CONTENT THAT IT BELIEVES IS INAPPROPRIATE.

       China has enacted regulations governing Internet access and the distribution of news and other information. Even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government takes any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our Asia.com business would be harmed.

SOME OF OUR OPERATIONS ARE BASED IN INDIA, WHICH PRESENTS SPECIAL RISKS TO OUR BUSINESS.

       Political instability related to the formation of a new government in India could halt or delay the liberalization of the Indian economy and adversely affect business and economic conditions in India generally and our business in particular. During the past decade, the government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy has remained significant. The government of India recently changed for the fifth time since 1996. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our India.com business in particular.

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY COME ONTO THE MARKET IN THE FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

       Sales of a substantial number of shares of our common stock in the public market could cause the market price of our Class A common stock to decline. As of June 30, 2000, we had an aggregate of 59,161,555 shares of Class A and Class B common stock and 14,361,356 options and 1,251,233 warrants to purchase an aggregate of 15,612,589 shares of Class A common stock outstanding. As of such date, approximately 50,746,846 shares of Class A common stock and Class B common stock were freely tradable, in some cases subject to the volume and manner of sale limitations contained in Rule 144. As of such date, approximately 8,414,709 shares of Class A common stock will become available for sale at various later dates upon the expiration of one-year holding periods or upon the expiration of any other applicable restrictions on resale. We are likely to issue large amounts of additional Class A common stock, which may also be sold and which could adversely affect the price of our stock.

       As of June 30, 2000 the holders of up to 21,211,911 shares of Class A common stock, had the right, subject to various conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders, including the shelf registration statement we are required to file with respect to our convertible notes. By exercising their registration rights and selling a large number of shares, these holders could cause the price of the Class A common stock to fall. An undetermined number of these shares have been sold publicly pursuant to Rule 144.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT THAT IT WILL CONTINUE TO BE VOLATILE.

       Our stock price has been volatile since our initial public offering and we expect that it will continue to be volatile. As discussed above, our financial results are difficult to predict and could fluctuate significantly. In addition, the market prices of securities of Internet-related companies have been highly volatile. A stock's price is often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. As a result of volatility in our stock price, a securities class action may be brought against us. Class-action litigation could result in substantial costs and divert our management's attention and resources.

                                USE OF PROCEEDS

       The selling stockholders will receive all of the proceeds from the sale of our Class A common stock under this prospectus. We will not receive any proceeds from these sales.

                          DESCRIPTION OF CAPITAL STOCK

       The following descriptions of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, as amended, and bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation, as amended, and our bylaws.

       We are authorized to issue up to 150,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share, and 60,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

       As of June 30, 2000, we had 49,161,555 shares of Class A common stock outstanding held of record by approximately 372 stockholders and 10,000,000 shares of Class B common stock outstanding held entirely by Gerald Gorman, our Chairman and Chief Executive Officer.

       All of the issued and outstanding shares of our Class A common stock are fully paid and nonassessable. Except as described below, the issued and outstanding shares of our Class A common stock and Class B common stock generally have identical rights. In addition, under our amended and restated certificate of incorporation, as amended, holders of Class A common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

       VOTING RIGHTS

       The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holder of our Class B common stock is entitled to ten votes per share on all matters to be voted on by stockholders generally, including the election of directors. In addition to any class vote that may be required under law or our amended and restated certificate of incorporation, as amended, all classes of capital stock entitled to vote generally on any matter vote together as a single class. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

       Please see "Risk Factors - Gerald Gorman controls Mail.com and will be able to prevent a change of control."

       LIQUIDATION PREFERENCES

       If we are liquidated, dissolved or wound up, the holders of our Class
A common stock and Class B common stock will be entitled to receive distributions only after satisfaction of all liabilities and the prior rights of any outstanding class of preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities shall be distributed to the holders of our Class A common stock and Class B common stock pro rata based on the respective numbers of shares of Class A common stock held by these holders or issuable to them upon conversion of Class B common stock.

       CONVERSION RIGHTS/MANDATORY CONVERSION

       Holders of our Class A common stock have no conversion rights. Holders of our Class B common stock may convert each share into one share of Class A common stock. In addition, each share of our Class B common stock will automatically convert into one share of our Class A common stock upon a sale or other transfer by Gerald Gorman to any person or entity other than entities controlled by Mr. Gorman.

       DIVIDENDS

       The holders of both classes of our common stock are entitled to receive equal non-cumulative dividends when and as declared from time to time by the board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

PREFERRED STOCK

       Under our amended and restated certificate of incorporation, as amended, the board of directors is authorized, without further stockholder approval, to issue up to 60,000,000 shares of preferred stock in one or more classes or series. The board also has the authority to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such class or series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of Mail.com or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our Class A common stock and may adversely affect the voting and other rights of the holders of our Class A common stock. Currently, we does not have any preferred stock outstanding and have no plans to create or issue any shares of any new class or series of preferred stock.

WARRANTS/OPTIONS

       Under an engagement letter dated March 2, 1998 between PaineWebber Incorporated and Mail.com and entered into in connection with the private placement of our Class C preferred stock, we issued to PaineWebber Incorporated warrants to purchase 143,484 shares of our Class A common stock and we issued to a former employee of PaineWebber Incorporated warrants to purchase 35,872 shares of our Class A common stock. These warrants are exercisable at an exercise price of $3.50 per share and expire July 31, 2003. The warrants are entitled to anti-dilution adjustment in the event of stock splits, stock dividends, stock distributions or combinations.

       Under our letter agreement with AT&T dated May 26, 1999, we issued warrants to purchase 1,000,000 shares of our Class A common stock at an exercise price of $11.00 per share. AT&T may exercise the warrants at any time on or before December 31, 2000. AT&T may not sell or otherwise transfer to a third party the warrants or the shares issuable upon exercise of the warrants until May 26, 2004. If AT&T does not exercise the warrants on or before December 31, 2000, the warrants will expire and be cancelled.

REGISTRATION RIGHTS

       PREFERRED STOCKHOLDERS

       The stockholders who formerly held shares of our Class A preferred stock, other than Lycos, and the stockholders who formerly held shares of our Class C and Class E preferred stock are entitled to various registration rights with respect to their shares of Class A common stock issued upon conversion of each class of preferred stock.

       - Demand registration rights. The holders of a majority of our shares issued upon conversion of our Class A preferred stock and the holders of a majority of the shares issued upon conversion of our Class C preferred stock, voting as separate classes, have the right to demand that we register their shares of Class A common stock under the Securities Act. The stockholders who formerly held shares of our Class A preferred stock may exercise their demand registration rights up to three times, and the stockholders who formerly held shares of our Class C preferred stock may exercise their demand registration right once. In addition, the holders of 20% or more of the shares issued upon conversion of our Class E preferred stock may demand that we register their shares of Class A common stock under the Securities Act. If 30% or more of the shares registered in any Class C or Class E demand registration are shares requested to be registered by Lycos, then the former holders of each of our Class C and Class E preferred stock have the right to a second demand registration.

       - Piggyback registration rights. The stockholders who formerly held shares of our Class A, Class C and Class E preferred stock can request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

       - S-3 demand registration rights. The holders of at least a majority of the shares issued upon conversion of each of our Class A preferred stock and Class C preferred stock have the right to have their shares of Class A common stock registered under the Securities Act on Form S-3. The holders of at least 25% of the shares issued upon conversion of our Class E preferred stock also have the right to demand a Form S-3. The number of times these Form S-3 registration rights may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

In the case of the stockholders who formerly held shares of our Class A preferred stock, their registration rights will terminate on June 23, 2004, five years from the closing of our initial public offering. In the case of the stockholders who formerly held shares of our Class C and Class E preferred stock, their registration rights will terminate on December 23, 2001, 30 months from the closing of our initial public offering.

       LYCOS

       Lycos has the right to have its shares of our Class A common stock registered any time we file a registration statement for any of our securities for our own account or the account of any of our directors, officers or 5% stockholders. The number of times Lycos may exercise its right is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

       CNET AND NBC MULTIMEDIA

       We granted registration rights to CNET and NBC Multimedia with respect to the shares of our Class A common stock issued upon exercise of their warrants. The holder or holders of a majority of the shares of Class A common stock issued upon exercise of their warrants may require us to effect one registration under the Securities Act. If 30% or more of the shares to be registered in that demand registration are shares requested to be registered by Lycos, then the holders have the right to a second demand registration.

       The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering.

       The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered on Form S-3. The number of times this registration right may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

       These registration rights will terminate 30 months from the closing of our initial public offering, which occurred on June 23, 1999.

       3CUBE, INC.

         In connection with our investments in 3Cube, Inc. we granted 3Cube registration rights. 3Cube has the right to have its shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.


       BANTU, INC.

         In connection with our investment in Bantu, Inc., we agreed to register on Form S-3 the shares of our Class A common stock issued or issuable to Bantu, Inc.

       STD, INC.

         In connection with our investment in STD, Inc., we granted registration rights to STD. Holders of a majority of the shares of our Class A common stock issued to STD have the right to require us to have their shares registered on Form S-3. Prior to effectiveness of such registration statement, STD has the right to have its shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that the underwriters may impose.

       eLONG.COM, INC.

         In connection with our acquisition of eLong.com, Inc., we granted registration rights to former stockholders of eLong. The holders of a majority of the shares of our Class A common stock issued in connection with this acquisition have a one-time right to have their shares registered on Form S-3 on or after January 1, 2001.

       HUELINK CORPORATION LIMITED

         In connection with our acquisition of Huelink Corporation Limited, we granted registration rights to Aligned Investments Limited, the former principal shareholder of Huelink. Holders of a majority of the subject shares have a one-time right to have their shares registered on Form S-3. Prior to the effectiveness of such registration statement, Aligned has the right to have the subject shares registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

       NETMOVES WARRANTS

         In connection with our acquisition of NetMoves, we assumed registration rights obligations with respect to shares underlying certain outstanding warrants of NetMoves that we assumed. Under a warrant held by The Tail Wind Fund Ltd. representing the right to purchase 24,860 shares of our Class A common stock, we are obligated to register on Form S-3 the shares issuable upon exercise of the warrant. Tail Wind also has the right to have the shares underlying the warrant, and not included in an effective registration statement, registered under the Securities Act any time we file a registration statement to register any of our shares for our account or for any stockholders in connection with a public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

         Under warrants held by Comdisco representing the right to purchase an aggregate of 17,540 shares of our Class A common stock, we are obligated to effect up to two registrations relating to the shares underlying such warrants. In addition, Comdisco has the right to have the shares underlying the warrants included any time we file a registration statement for our account or for the account of any stockholder in connection with a public offering. The number of times the piggyback rights may be exercised is unlimited, but the number of shares that may be included at any time is subject to limitations that the underwriters may impose.

       OTHER REGISTRATION RIGHTS

       In connection with our acquisition of a domain name, we granted registration rights to an individual. We are required to register on Form S-3 all of the shares of our Class A common stock issued to this individual.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND BYLAWS

       We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to Mail.com and, accordingly, may discourage attempts to acquire Mail.com.

       In addition, provisions of the amended and restated certificate and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

       BOARD OF DIRECTORS VACANCIES. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

       SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of stockholders of Mail.com may be called at any time by the Chairman of the board, the Vice Chairman of the board, if any, the President, if any, or the board of directors. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting.

       AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to the limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Mail.com by means of a proxy contest, tender offer, merger or otherwise.

       The General Corporation Law of the State of Delaware provides generally that, in addition to the approval of the board of directors, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation unless a corporation's certificate of incorporation requires a greater percentage.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company.

                              SELLING STOCKHOLDERS

         The shares offered hereby by the selling stockholders have been issued, or are issuable, in connection with investments by us in Bantu and 3Cube and in connection with our purchase of a domain name from Elie Abouzakhm. Under the terms of these transactions, we agreed to register the common stock received by the selling stockholders. None of the selling stockholders has had a material relationship with us during the past three years. The table below sets forth information with respect to the beneficial ownership of our Class A common stock by the selling stockholders immediately prior to this offering and as adjusted to reflect the sale of shares of our Class A common stock in the offering. All information with respect to the beneficial ownership has been furnished by the respective selling stockholders. Percentages are based on the 49,161,555 shares of Class A common stock outstanding on June 30, 2000.

                                                  Number of Shares     Number of Shares to    Percentage of Shares
                            Number of Shares       Offered by this        be Held After         to be Held After
  Selling Shareholder      Beneficially Owned       Prospectus(1)           Offering                Offering
  -------------------      ------------------       ----------   ---        --------                --------
Bantu, Inc.                   1,444,445(2)            1,444,445                 0                      *
3Cube, Inc.                     255,049                 255,049                 0                      *
Elie Abouzakhm                  100,000                 100,000                 0                      *

---------
* Less than one percent
(1) This prospectus also will cover any additional shares of common stock that become issuable as a result of a stock split, stock dividend or similar transaction that results in an increase in the number of our outstanding shares of common stock.
(2) Includes up to 888,889 shares that we have agreed to issue pursuant to a common stock purchase agreement, subject only to the occurrence of specified milestone events.

                              PLAN OF DISTRIBUTION

       The selling stockholders may offer and sell the Class A common stock covered by this prospectus from time to time. The selling stockholders' pledgees, donees, transferees or other successors in interest that receive such Class A common stock as a gift, partnership distribution or other non-sale related transfer may likewise offer and sell Class A common stock from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the Class A common stock on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions.

       The selling stockholders may sell the Class A common stock by one or more of the following means of distribution:

       - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

       - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; and

       - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

       We may amend this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the Class A common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our Class A common stock short and redeliver the shares covered by this prospectus to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Class A common stock offered under this prospectus, which Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares of Class A common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Class A common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling stockholders may also sell the Class A common stock under Rule 144 rather than pursuant to this prospectus if the shares so qualify for resale under Rule 144.

       In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the Class A common stock covered by this prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

       In order to comply with the securities laws of certain states, if applicable, the Class A common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                 LEGAL MATTERS

       The validity of the Class A common stock offered in this prospectus has been passed upon by David Ambrosia, our General Counsel. As of the date hereof, Mr. Ambrosia owned 4,475 shares of our Class A common stock and held options to purchase 308,030 shares of our Class A common stock.

                                    EXPERTS

       Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by KPMG LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements of Asia.com, Inc. (formerly eLong.com, Inc.) (a development stage enterprise) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated May 26, 2000, have been audited by KPMG, independent public accountants, as indicated in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Our report dated May 24, 2000, contains an emphasis paragraph that states the group's operations are subject to extensive regulation and supervision by the People's Republic of China ("PRC") government. The laws and regulations pertaining to Internet content provider businesses in the PRC are evolving and may be subject to change.

       The financial statements of NetMoves Corporation (formerly FaxSav Incorporated) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated April 24, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Registration fee                                $ 2,732
            Accounting fees and expenses                      7,500
            Legal fees and expenses                          15,000
            Miscellaneous expenses                            1,768
                                                           --------
                 Total:                                     $27,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of Delaware General Corporation Law empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any cause of action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

       As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation, as amended provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

       The bylaws of the Company provide that the Company shall indemnify directors, officers and employees for such liabilities in such manner, under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended and that the Company shall advance all reasonable costs and expenses (including attorney's fees) incurred in defending any action, suit or proceeding to all persons entitled to such indemnification, all in the manner, under the circumstances and to the extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

       The Company has entered into indemnity agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, the Company has obtained directors' and officers' insurance providing indemnification for directors, officers and key employees for various liabilities.

       At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.  EXHIBITS.

Exhibit No.      Description
-----------      -----------
5                Opinion of David W. Ambrosia.

23.1             Consent of KPMG LLP.

23.2             Consent of KPMG.

23.3             Consent of PricewaterhouseCoopers LLP.

23.4             Consent of David W. Ambrosia (included in Exhibit 5).

24               Power of Attorney (set forth on signature page hereof).


ITEM 17.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 11, 2000.



                                               MAIL.COM, INC.

                                               By  /s/ Lon Otremba
                                                   ---------------
                                                   Lon Otremba
                                                   President

                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Mail.com, Inc., hereby severally and individually constitute and appoint Lon Otremba and David Ambrosia, and each of them, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) (1) any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents or instruments necessary or advisable in connection therewith, and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     NAME                                 TITLE                                  DATE
     ----                                 -----                                  ----
     /s/ Gerald Gorman                    Chairman and Chief Executive           July 11, 2000
     --------------------------------     Officer and Director (principal
     (Gerald Gorman)                      executive officer)


     /s/ Gary Millin                      Director                               July 11, 2000
     --------------------------------
     (Gary Millin)

     /s/ Debra McClisiter                 Executive Vice President and Chief     July 11, 2000
     --------------------------------     Financial Officer (principal
     (Debra McClister)                    accounting and finance officer)


     /s/ Jack Kuehler                     Director                               July 11, 2000
     --------------------------------
     (Jack Kuehler)

     /s/ William Donaldson                Director                               July 11, 2000
     --------------------------------
     (William Donaldson)

     /s/ Stephen Ketchum                  Director                               July 11, 2000
     --------------------------------
     (Stephen Ketchum)

                                 EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------
5                Opinion of David W. Ambrosia.

23.1             Consent of KPMG LLP.

23.2             Consent of KPMG.

23.3             Consent of PricewaterhouseCoopers LLP.

23.4             Consent of David W. Ambrosia (included in Exhibit 5).

24               Power of Attorney (set forth on signature page hereof).